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                                                             Exhibit 99(d)(3)

                          [CASTLE & COOKE, INC. LOGO]




April 11, 2000



PRIVILEGED AND CONFIDENTIAL

Mr. Edward M. Carson
Wells Fargo Bank
707 Wilshire Boulevard/7(th) Floor
MAC 2818-078
Los Angeles, CA 90017

Mr. Lodwrick M. Cook
Pacific Capital Group, Inc.
360 N. Crescent Drive
Beverly Hills, CA 90210-4802

Mr. Edward J. Hogan
Pleasant Travel Service, Inc.
2404 Townsgate Road
Westlake Village, CA 91361

Mr. William D. Dallas
First Franklin Financial Corp.
32123 W. Lindero Canyon Road/Suite 204
Westlake Village, CA 91361


     RE: INDEMNIFICATION


Gentlemen,

     At a meeting of the Board of Directors of Castle & Cooke, Inc. on March 29, 2000, the Board of Directors appointed you as members of a Special Committee to act on behalf of the Board (subject to the limitations of the Hawaii Business Corporation Act) in respect of an acquisition proposal ("Acquisition Proposal") received from Flexi-Van Leasing, Inc., a corporation which is wholly-owned by David H. Murdock, Chairman, Chief Executive Officer and a major stockholder of Castle & Cooke, and any transaction which may eventuate therefrom (a "Transaction"). In connection with your service on the Special Committee (as well as your service on the board of directors generally) you are entitled to indemnification from Castle & Cooke pursuant to Article IX of the Castle & Cooke Articles of Incorporation, in addition to the benefits of insurance carried by the corporation. Article VIII provides, in paragraph F, that


      10900 Wilshire Boulevard, Suite 1600 - Los Angeles, California 90024
                      (310) 208-3636 - Fax (310) 824-7770


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April 11, 2000                                                         Page 2


     Any indemnification pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any ... agreement. ...

     It is well known that transactions of this nature frequently give rise to litigation, purportedly on behalf of stockholders, without regard to the substantive merits of the potential claims. Indeed, in the present case such lawsuits were filed within days of the announcement of the Acquisition Proposal, even though the Special Committee had not yet taken any action whatsoever with respect to its merits. Such lawsuits entail substantial defense costs, even when dismissed on the merits, and often give rise to settlements entered into to avoid the costs and distractions of litigation.

     In light of these circumstances, and in consideration of your continued service as Directors and members of the Special Committee of the Board of Castle & Cooke, Castle & Cooke hereby agrees, pursuant to Paragraph F of
Article VIII of the Articles of Incorporation as follows:

     AGREEMENT TO INDEMNIFY.     Castle & Cooke will indemnify each of you,
and hold you harmless from: (i) any reasonable expenses incurred by you as a result of any actual or threatened claim or claims, or any investigation or court or administrative proceeding (whether civil or criminal), arising from the Acquisition Proposal and any Transaction, including any act or omission to act in your capacity as a director of Castle & Cooke and/or as a member of the Special Committee of the Board of Directors referred to herein with respect to the Acquisition Proposal or any Transaction (all of the foregoing being referred to herein as a "Proceeding"), including, without limitation, counsel fees and costs of investigative, judicial or administrative proceedings or appeals; and (ii) any amount which you may be legally obligated to pay as a result of a Proceeding, including, without limitation, damages and judgments and sums paid in settlement of a claim or claims. Expenses referred to in clause (i) shall be paid as incurred, upon submission to Castle & Cooke of normal and customary invoices therefor and such supporting documentation as Castle & Cooke may reasonably request, subject to the undertaking set forth below in paragraph (e) under INDEMNIFICATION PROCEDURES. Notwithstanding the foregoing, indemnification shall not be provided for any matter if, and to the extent,

     (i) it is determined, by final judgment of a court of competent jurisdiction, that such indemnification is prohibited by applicable law;

     (ii) a Proceeding is initiated or brought voluntarily by you and not by way of defense, except with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement;

     (iii) you have otherwise actually received payment (under an insurance policy or otherwise) of amounts otherwise indemnified or payable hereunder; or

     (iv) a Proceeding is initiated for an accounting of profits made from the purchase or sale by you of securities of Castle & Cooke pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations


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April 11, 2000                                                         Page 3


promulgated thereunder and amendments thereto or similar provisions of any federal or state statute.

The rights of indemnification provided hereunder shall be in addition to any rights you may have pursuant to law, the Articles of Incorporation and Bylaws of Castle & Cooke, any insurance policy, agreement, or otherwise.

     INSURANCE.     To the extent you are entitled to indemnification
pursuant to insurance maintained by Castle & Cooke on your behalf, the rights of indemnification provided hereunder shall be secondary to your rights under such insurance, and indemnification shall be provided hereunder only to the extent that such insurance is not available for any reason (including any deductible, retention or exclusion under the applicable insurance policy) or payment is not timely made thereunder.

     ENFORCEMENT.

     (a) Your right to indemnification hereunder shall be enforceable by you in any state or federal court in Los Angeles County, California; and Castle & Cooke hereby consents to the jurisdiction and venue of any such court. In any such proceeding, the burden of proving that indemnification is not required under this agreement shall be on Castle & Cooke. Your right to indemnification shall not be affected by the absence of any determination by the Board of Directors, independent counsel or the stockholders of Castle & Cooke as to your rights hereunder, nor by any adverse determination by any such person.

     (b) In the event that any action is instituted by any person to enforce or interpret any of the terms of this Agreement or to determine any of your rights hereunder, each of you shall be entitled to be paid all court costs and expenses, including reasonable counsel fees, incurred by you with respect to such action, unless the court determines that each of the material assertions made by you as a basis for such action or your defense thereof were not made in good faith or were frivolous.

     INDEMNIFICATION PROCEDURES.

     (a) Promptly after receipt by you of notice of the commencement of or threat of commencement of any Proceeding (other than a lawsuit in which Castle & Cooke is named as a defendant) for which indemnification may be available hereunder, you shall notify Castle & Cooke. Your failure to provide such notification, however, shall not relieve Castle & Cooke of any of its obligations hereunder, except if and to the extent that its rights are actually prejudiced thereby.

     (b) Castle & Cooke shall give prompt notice of the commencement of such Proceeding to the insurers pursuant to any insurance policy for which coverage may be available to you in accordance with the procedures set forth in such policy. Castle & Cooke shall


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April 11, 2000                                                         Page 4

thereafter take all necessary or desirable action to cause such insurers to pay, on your behalf, all costs, liabilities and expenses payable as a result of such Proceeding in accordance with the terms of such policy.

     (c) Castle & Cooke shall be entitled to assume the defense of a Proceeding, with counsel reasonably satisfactory to each of you, PROVIDED THAT, you shall have the right to employ separate counsel therein, at Castle & Cooke's expense, if you conclude that it is advisable to do so in light of any actual or potential conflict of interest, or the appearance thereof. If you employ separate counsel, Castle & Cooke shall be liable for the fees and expenses of only one law firm employed by you, unless such counsel shall conclude that more than one law firm should be engaged as counsel for one or more of you by reason of any actual or potential conflict of interest.

     (d) All payments on account of Castle & Cooke's indemnification obligations under this Agreement shall be made within thirty days of your written request therefor, made in accordance with this Agreement.

     (e) You agree that you will reimburse Castle & Cooke for all costs and expenses paid by it in connection with any Proceeding pursuant to this Agreement in the event and only to the extent Castle & Cooke, Inc. is not required to indemnify you hereunder.

     SETTLEMENT. Castle & Cooke shall have no obligation to indemnify you under this agreement for any amounts paid in settlement of a Proceeding effected without Castle & Cooke's prior written consent. Castle & Cooke agrees that it will not withhold such consent unreasonably.

     SEVERABILITY. In the event that any provision of this Agreement is determined by a court to require Castle & Cooke to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

     CHOICE OF LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

     SUCCESSOR AND ASSIGNS. This Agreement shall be (i) binding upon all successors and assigns of Castle & Cooke (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the heirs, personal representatives and estate of each of you.


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April 11, 2000                                                         Page 5


     AMENDMENT. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in a writing signed by each of the parties hereto.

     If the foregoing is in accordance with your understanding of our agreement, please sign in the space provided below.


                             Sincerely yours,


                             Castle & Cooke, Inc.


                             By: /s/ EDWARD C. ROOHAN
                                 -------------------------------


                             Title: Vice President and
                                    Chief Financial Officer
                                    ----------------------------


                             By: /s/ D. R. ESTRADA
                                 -------------------------------


                             Title: Treasurer
                                    ----------------------------




Agreed as set forth above:


     Edward M. Carson

     /s/ E. M. CARSON
     ----------------------------------


     Lodwrick M. Cook

     /s/ LODWRICK M. COOK
     ----------------------------------


     Edward J. Hogan

     /s/ EDWARD J. HOGAN
     ----------------------------------


     William D. Dallas

     /s/ WILLIAM D. DALLAS
     ----------------------------------